Exhibit 99.2

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

ORDER 1 - EQUIPMENT LEASE AGREEMENT

These Equipment Lease Agreement terms are an Exhibit and the first Order (the “Order”) to and under that certain Master Provider Agreement, dated January 28, 2026, between CAESARS ENTERPRISE SERVICES, LLC, and MBODY AI CORP (the “MPA”, and together with this Order, the “Agreement”), and is entered into as of March 1, 2026 (the “Order Effective Date”), by and between MBody AI Corp., a Nevada Corporation (“Lessor” formerly known as RLINE AI and d/b/a RLINE AI), and Desert Palace LLC d/b/a Caesars Palace (“Lessee”) a Nevada Limited Liability Company (“Lessee,” and together with Lessor, the “Parties,” and each, a “Party”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions. Capitalized terms used in this Agreement have the meanings set forth in this ARTICLE I.

“Basic Rent” means the rent to be paid by Lessee for any Unit leased under this Agreement, as set forth in ARTICLE V hereof.

“Business” means the business of owning and operating casinos and hotels.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Nevada are authorized or required by applicable Law to be closed for business.

“Commencement Date” means the date specified in Schedule A as the commencement date for this Order.

“Consumables” means the parts that are consumed in the ordinary course of use, as defined in Appendix A to Schedule C.

“Equipment” means:

(i)	the equipment described in Schedule A;

(ii)	Parts (as hereinafter defined) or components thereof;

(iii)	ancillary equipment or devices furnished under this Agreement; and

(iv)	all alterations, additions, and attachments thereto, including without limitation all mandatory modifications.

“Event of Default” has the meaning set forth in the MPA.

“Expiration Date” means the date specified in Schedule A as the expiration date for this Order.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law, as hereinafter defined), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination by any Governmental Authority.

“Holdover Rent” has the meaning set forth in Section 14.05.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, other requirement, or rule of law of any Governmental Authority.

“Lease Payment Date” means the first day of each month.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing.

“Location” for any Unit (as hereinafter defined) means the site of such Unit on the Property.

“Loss” has the meaning set forth in Section 9.01.

“Loss Payment” has the meaning set forth in Section 9.02.

“Loss Payment Date” has the meaning set forth in Section 9.02.

“Parts” means all components, parts, replacement parts, instruments, appurtenances, accessories, and other equipment of whatever nature which may now or from time to time be incorporated or installed in or attached to, or which were provided by the manufacturer with, any Unit, including after temporary removal from such Unit.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, Governmental Authority, or any other entity.

“Rent” means Basic Rent and any late payments owed.

“Services” has the meaning provided in Section 2.03.

“Stipulated Loss Value” for any Unit means the amount set forth in Schedule B as of the date of determination.

“Taxes” mean any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

“Unit” means an individual unit of Equipment.

ARTICLE II

Section 2.01 Leased Equipment. Lessor hereby leases the Units described in Schedule A attached hereto to Lessee and Lessee hereby accepts the Units for all purposes of this Agreement and leases the Units from Lessor, for use at the property known as Caesars Palace, located at [***] (the “Property”) subject to the terms and conditions of this Agreement.

Section 2.02 Delivery. The delivery of the Units will be as specified in Schedule A.

Section 2.03 Services. As it relates to the installation and use of the Equipment, Lessor shall provide related services, including training, installations, maintenance, support, implementation and other services (“Services”). The Services will be provided as listed and described in Schedule C, and any fees related to such Services which will be paid by Lessee are as set forth in Schedule C.

Section 2.04 Access. While performing any Services, to the extent Lessor and any of its Provider Personnel (as defined in the MPA) are on a Property, it agrees to ensure it and their adherence to Lessee’s policies related to business and professional conduct and appearance. Lessee shall permit Provider Personnel access to the Property in connection with performance of the Services. Unless ongoing arrangements have been made with Lessee, prior notice will be given by Lessor whenever access is required. Such access shall be subject to Lessor’s compliance with Lessee’s policies and procedures and Applicable Laws with respect to Lessor’s access to and use of the Property. In particular and without limiting the foregoing, Lessor shall not enter or access, or attempt to enter or access, any portion of Lessee’s facilities or systems (including its network) at a Property to which Lessor has not been given prior written authorization from Lessee and which is not reasonably necessary for Lessor’s performance of the Services. Lessee shall have the right to observe, on a non-interference basis, all phases of performance of the Services and shall be advised of the progress of such Services by Lessor. Lessor shall provide reasonable protection for Lessee’s existing equipment and buildings and Lessor promptly shall make necessary repairs of damage to such equipment or buildings caused by Lessor.

ARTICLE III

Section 3.01 True Lease. The Parties intend that this Agreement constitutes a true lease under applicable Law. Lessor has title to the Equipment at all times. Lessee acquires no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as lessee subject to all the terms and conditions of this Agreement.

Section 3.02 Security Interest. The Parties further intend and agree that, if this Agreement is recharacterized under applicable Law as a secured financing or a lease intended for security, this Agreement shall be deemed a security agreement and Section 2.01 hereof shall be deemed to grant Lessor by Lessee a lien on and first priority security interest in the Equipment and all proceeds thereof, to secure the payment of Lessee’s obligations under this Agreement.

ARTICLE IV

Term. This Agreement shall remain in full force and effect until terminated with respect to all Equipment leased hereunder. The lease term with respect to any Unit shall commence on the Commencement Date and, unless sooner terminated under this Agreement, shall expire on the later of the Expiration Date or the date all Equipment leased hereunder is returned to and accepted by Lessor in the condition required as set forth herein.

ARTICLE V

Rent.

Section 5.01 Basic Rent.

(a) In consideration of Lessee’s right to possess and use any Unit during the lease term, Lessee shall pay Lessor the applicable Basic Rent in advance on each Lease Payment Date, except as otherwise provided in Section 5.02(b).

(b) The base term hereof with respect to any Unit shall commence on the Commencement Date and, unless sooner terminated hereunder, shall expire on the later of the Expiration Date or the date such Unit is returned to and accepted by Lessor in the condition required hereunder (“Base Term”). During the Base Term for any Unit, Lessee shall pay to Lessor a fixed base rent set out in Schedule A, payable in advance on the first day of each month, in accordance with the provisions of this Agreement.

Section 5.02 Payment Mechanics.

(c) Lessee shall pay all amounts due under this Agreement on the applicable due date in US dollars by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule E hereto.

(d) If any date on which a payment under this Agreement becomes due and payable is not a Business Day, then Lessee shall make such payment on the next succeeding Business Day. Provided Lessee makes such payment on such next succeeding Business Day, no interest accrues on the amount of such payment from and after such scheduled due date.

Section 5.03 No Setoff. Lessee’s obligation to pay all Rent and other amounts under this Agreement is absolute and unconditional and is not subject to any abatement, counterclaim, defense, deferment, interruption, recoupment, reduction, or setoff for any reason whatsoever.

Section 5.04 Deposit. In addition to the foregoing, the Lessee shall pay to the Lessor an additional month of Base Rent to cover the installation and set up of the Equipment.

ARTICLE VI

Lessee’s Covenants. Lessee agrees that until all amounts payable under this Agreement have been paid in full and all other obligations hereunder and thereunder have been performed in full, Lessee shall comply with the following covenants.

Section 6.01 Compliance with Law. Lessee shall comply with all applicable Law.

Section 6.02 Permits. Lessee shall maintain in full force and effect all Permits required for Lessee to conduct the Business as currently conducted and to lease and use each Unit in the manner contemplated under this Agreement.

Section 6.03 Taxes. Lessee shall pay, and indemnify and hold Lessor harmless from, all assessments, license fees, and sales, use, property, excise, and other taxes and charges (other than gross or net income taxes) imposed on or with respect to the Equipment or any Part thereof arising out of or in connection with the shipment, possession, ownership, use, delivery, or operation of any Unit.

Section 6.04 Liens. Lessee shall keep the Equipment free and clear of all Liens. Lessee shall effect the removal of any such Lien immediately upon written notice thereof from Lessor or otherwise becoming aware of the existence of the Lien.

Section 6.05 Subleases. Lessee may sublease to an Affiliate upon written notice to Lessor but shall not otherwise enter into any sublease of any Unit without Lessor’s prior written consent, which consent may be withheld in Lessor’s sole discretion. No permitted sublease shall relieve Lessee of its obligations under this Agreement, and Lessee shall remain primarily liable under this Agreement for the performance of all of the terms hereof and thereof to the same extent as if such Sublease had not occurred.

ARTICLE VII

Lessee’s Use of Equipment.

Section 7.01 Preparation of Location. On or prior to the start of the lease term for each Unit, Lessee shall, at its expense, prepare a suitable site at the Property for the installation of such Equipment. Lessee shall grant reasonable access to the Property as needed for the purpose of such installation.

Section 7.02 Identifying Marks. Except as may be described herein, no marking of any kind shall be placed on any Unit by Lessee or any other Person except with the prior written consent of Lessor. Any such marking placed on a Unit by Lessee or another Person shall be removed at Lessee’s expense on or before the Expiration Date. Lessee shall, at Lessee’s expense and to Lessor’s satisfaction, place and maintain on each Unit any identifying marks required by Lessor.

Section 7.03 Intentionally Omitted

Section 7.04 Personal Property. The Parties intend that each Unit remains at all times personal property and not a fixture under applicable Law, even if the Unit, or any Part thereof, may be or become affixed or attached to real property or any improvements.

Section 7.05 Operation. Lessee shall operate each Unit exclusively for its intended use in connection with its Business and in accordance with Lessor’s and/or manufacturer’s instructions and precautions for intended use. Lessee shall not operate or permit the operation of any Unit in an unsafe or improper manner.

Section 7.06 Inspection. Lessor’s employees and agents shall have the right of access to Lessee’s premises to inspect the Equipment and Lessee’s Records on reasonable notice and during regular business hours. On Lessor’s request, Lessee shall cooperate with and assist Lessor in obtaining access to premises other than Lessee’s so that Lessor’s employees and agents may inspect the Equipment.

ARTICLE VIII

Maintenance and Mandatory Modifications.

Section 8.01 Lessor Maintenance. Lessor agrees to provide ongoing service and maintenance as described in Schedule C hereto. All preventative maintenance services and all necessary repairs, excluding those maintenance activities defined in Section 8.02 hereof and charging activities defined in Section 8.03 hereof, shall be performed exclusively by the Lessor.

Section 8.02 Lessee Maintenance. Lessee shall maintain each Unit and keep each Unit:

(a)	in serviceable and operable condition, free of dirty, broken, damaged, or missing parts, suitable for the commercial use originally intended, and will do so by promptly bringing to Lessor’s attention all maintenance, service, and repair needs of any Unit and any Part thereof for servicing by Lessor or its contractors and Lessee shall not perform any servicing, other than routine cleaning, refueling or recharging and replacement of other consumables in accordance with Schedule C, either itself or through third parties, without the written approval of Lessor;

(b)	in compliance with any vendor’s or manufacturer’s specifications;

(c)	consistent with standard industry practice for similar equipment, Lessee’s maintenance practices for its other similar equipment, and applicable insurance requirements; and

(d)	in compliance with applicable Law.

Section 8.03 Charging. The Lessee, at its sole cost and expense, shall provide the electricity to charge each Unit for its day-to-day operations including, where applicable, executing the manual charging operations for a Unit.

Section 8.04 Mandatory Modifications. Lessee shall not make any alteration or modification to any Unit, including without limitation the replacement or addition of any component, other than that which is:

(a)	required or supplied by the Lessor; or

(b)	necessary to comply with applicable Law and Lessee shall notify Lessor within 30 days of learning that an alteration or modification is required by applicable Law.

Section 8.05 Title to Parts.

(a)	If Lessee incorporates or installs any Part in or attaches any Part to a Unit, including without limitation any replacement or addition under Section 8.04, then immediately on any Part becoming incorporated or installed in or attached to the Unit, without further act or any cost to Lessor:

(i)	such Part is deemed part of the Unit to the same extent as though originally incorporated or installed in or attached to the Unit;

(ii)	title to such Part vests in Lessor; and

(iii)	such Part becomes subject to this Agreement.

(b)	Lessee shall cause all Parts to be free and clear of all Liens.

ARTICLE IX

Loss.

Section 9.01 Risk of Loss. From the start of the relevant lease term for a Unit through the expiration or earlier termination of the lease term as to such Unit, Lessee shall bear all risk of loss, damage (other than reasonably expected minor wear and tear, or damage covered by Lessor Warranty), destruction, theft, taking, confiscation, or requisition, partial or complete, of or to such Unit or its use, however caused or occasioned, other than that caused solely by the Lessor or its agents or subcontractors (“Loss”). Lessee shall notify Lessor in writing within 30 days of learning of any such Loss.

Section 9.02 Material Impairment. If Lessor determines in its sole discretion that a Loss has materially impaired the Unit affected or its use, Lessee shall pay, within 10 days of notice by Lessor of such determination (“Loss Payment Date”), the following amounts (collectively, “Loss Payment”):

(a)	all Rent and other amounts due prior to the Loss Payment Date with respect to such Unit; plus

(b)	the Stipulated Loss Value of the Unit determined in accordance with Schedule B for the Lease Payment Date immediately preceding the Loss.

This Agreement shall terminate with respect to any materially impaired Unit on receipt by Lessor of the corresponding Loss Payment. Upon such receipt and termination, Lessor shall deliver to Lessee a duly executed quitclaim bill of sale conveying title to such Unit to Lessee. So long as no Event of Default shall have occurred and be continuing, Lessee shall be subrogated to all claims of Lessor, if any, against third parties, for material impairment of such Unit to the extent of the Stipulated Loss Value of such Unit.

Section 9.03 Non-Material Impairment. If Lessor determines in its sole discretion that a Loss has not materially impaired the Unit affected or its use:

(a)	this Agreement shall continue with respect to such Unit as though no Loss had occurred; and

(b)	Lessee shall at its sole expense promptly cause to be repaired such Unit, in accordance with Section 8.01, to the condition in which such Unit is required to be maintained hereunder, to the reasonable satisfaction of Lessor, and, for the avoidance of doubt, there shall be no abatement of Rent or Rent credit for any period in which a Unit is in a shop or otherwise out of operation in connection with any maintenance, repairs, or mandatory modifications under this ARTICLE IX or ARTICLE VIII hereof.

ARTICLE X

Insurance. Lessor shall maintain the insurance set forth in Schedule D at all times during the Term and as specified therein.

ARTICLE XII

Termination. In the case of a termination of this Agreement for any reason, with respect to the Equipment:

(a) with notice to Lessee and during reasonable business hours, the Lessor may take possession of (taking care to leave the premises in good condition), or render unusable, any Unit wherever it may be located, without any court order or other process of law, and no such action shall by itself constitute a termination of this Agreement;

(b) the Lessee shall deliver any Unit in the condition required under this Agreement to a location designated by Lessor and for each day that Lessee fails to return any Unit, Lessor may demand an amount equal to the Rent, prorated on the basis of a thirty-day month, in effect immediately prior to such termination; and

(c) the Lessor may: (i) sell any or all of the Equipment at public or private sale, with or without notice to Lessee or advertisement, or otherwise dispose of, hold, use, operate, lease to others, or keep idle such Equipment, and without any duty to account to Lessee for such action or inaction or for any proceeds with respect thereto, and apply the net proceeds thereof (after deducting all expenses (including legal fees and costs) incurred in connection therewith) to the amounts owed to Lessor under this Agreement; provided, however, that Lessee shall remain liable to Lessor for any deficiency that remains after any sale or lease of such Equipment; and (ii) exercise any other right or remedy available to Lessor at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

ARTICLE XIII

Lessor’s Performance of Lessee’s Obligations. If Lessee is in default or a Lessee Event of Default has occurred and is continuing, Lessor may, in its sole discretion, make any payment or perform any obligation on behalf of Lessee or take any action that Lessor in Lessor’s sole discretion deems necessary to maintain and preserve any or all Units of Equipment and Lessor’s interests therein. Lessor’s payment, performance of such obligation, or taking of such action shall not be a waiver by Lessor of any default or Event of Default or a release of Lessee by Lessor. Lessee shall pay immediately on demand to Lessor all sums so paid by Lessor and any expenses (including legal fees and costs) incurred by Lessor in connection with Lessor’s payment, performance of such obligation, or taking of such action.

ARTICLE XIV

Return of Equipment.

Section 14.01 Obligation to Return Equipment. If Lessee does not in accordance with the terms and conditions thereof exercise any renewal option or purchase option that may be available, Lessee shall, at its sole expense and risk, no later than the expiration or earlier termination of the lease term for any Unit leased pursuant to this Agreement, return such Unit to a return location designated by Lessor.

Section 14.02 Condition of Equipment on Return. Lessee shall cause any Unit returned under this Agreement to be in:

(a) as good condition as when delivered to Lessee and complete with all Parts, ordinary wear and tear excepted, including without limitation the removal of any marks that Lessee is permitted to apply to the Equipment;

(b) compliance with applicable Law.

Section 14.03 Return of Records. Upon the return of a Unit under this Agreement, Lessee shall deliver or cause to be delivered to Lessor all records in its possession relating to the operation and maintenance of the Unit, including all maintenance records, logs, and certificates in Lessee’s possession or required to be maintained by applicable Law.

Section 14.04 Storage Upon Return. Lessee shall, at its expense, on Lessor’s prior written request, store any Unit returned under this Article for a reasonable period not to exceed 30 days, either at the Location for such Unit or, subject to the prior written consent of Lessor, at another facility located in the same State selected by Lessee and used as a location for the storage of similar equipment. During the storage period, Lessee shall comply with all of the terms and conditions hereof, except for the obligation to make payments of Rent.

Section 14.05 Holdover. If by the expiration or earlier termination of the lease term of a Unit leased hereunder, Lessee does not return such Unit to Lessor in the condition required by and otherwise in accordance with the terms and conditions of this Article, Lessee shall continue to comply with all the terms and conditions of this Agreement with respect to such Unit. Nothing contained in this Section shall (a) constitute a waiver of Lessee’s failure to perform any obligation under this Agreement; or (b) give Lessee the right to retain possession of any Unit after the expiration or earlier termination of the lease term with respect to such Unit.

Section 14.06 Lessee Cooperation to Sell or Lease. Lessee shall during the last 3 months of the Base Term or any renewal term agreed to by the Parties, on Lessor’s written notice, cooperate with any efforts by Lessor to sell or lease the Units, including without limitation permitting prospective purchasers or lessees to inspect the Units and the Records during Lessee’s regular business hours and in compliance with Lessee’s reasonable security procedures.

IN WITNESS WHEREOF, the Parties have executed this Order as of the date first written above.

MBODY AI CORP

By:	/s/ John Fowler
Name:	John Fowler
Title:	CEO

DESERT PALACE LLC D/B/A CAESARS PALACE

By:	/s/ Sean McBurney
Name:	Sean McBurney
Title:	CCO & Regional President

SCHEDULE A TO ORDER 1 - EQUIPMENT LEASE AGREEMENT

EQUIPMENT

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SCHEDULE B TO ORDER 1 - EQUIPMENT LEASE AGREEMENT

STIPULATED LOSS VALUES

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SCHEDULE C TO ORDER 1 - EQUIPMENT LEASE AGREEMENT

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APPENDIX A TO SCHEDULE C TO ORDER 1 - EQUIPMENT LEASE AGREEMENT SERVICE LEVEL TERMS

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Appendix A-1 to Schedule C

EQUIPMENT HEALTH-CHECK REQUIREMENTS

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Appendix B to Schedule C to Order 1 - Equipment Lease Agreement

Problem Management and Escalation Process

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SCHEDULE D TO ORDER 1 - EQUIPMENT LEASE AGREEMENT

LESSOR INSURANCE REQUIREMENTS

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Schedule E

Lessor’s Wire Transfer Instructions

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